Exhibit 10.2

FREESCALE SEMICONDUCTOR, LTD.

EXECUTIVE SHARE OWNERSHIP GUIDELINES

Purpose

The Board of Directors of Freescale Semiconductor, Ltd. (the “Company”) believes that select members of the Company’s and its subsidiaries’ Officers should hold common shares of the Company to further align their interests and actions with the interests of the Company’s stockholders.

Definitions

For purposes of these Guidelines:

(i)	“Covered Person” means each Senior Vice President and the Chief Executive Officer of the Company.

(ii)	“Eligible Equity” means common shares, restricted shares, and restricted share units of the Company held by the Covered Person and their immediate family members that would be beneficially owned and reported on Forms 3, 4 and 5. Eligible Equity does not include stock options, stock appreciation rights or performance-based restricted shares.

(iii)	“Equity Value” means (A) the value of common shares, and (B) 60% of the value of unvested restricted shares and unvested restricted share units, which represents the after tax value of those awards.

(iv)	“Measurement Date” means January 15th.

(v)	“Then-Current Salary” means, as of the applicable Measurement Date, the current annual base salary of a Covered Person or the annual base salary approved by the Compensation and Leadership Committee and / or Board of Directors, if approved and not yet implemented.

Ownership Guidelines

Annually on each Measurement Date after the Transition Period, the Equity Value held by a Covered Person, as calculated under these Guidelines, must in each case be equal to or greater than the following “Ownership Threshold”:

•	For each Senior Vice President of the Company, an amount equal to 2X their Then-Current Salary.

•	For the Company’s Chief Executive Officer, an amount equal to 5X his or her Then-Current Salary.

Ownership Calculation

The Equity Value will be calculated using the average of the closing price of Freescale common shares on the last trading day of each month over the twelve months of the immediately preceding calendar year, as reported by the New York Stock Exchange.

Transition Period

Covered Persons will have five (5) years from the Measurement Date in 2014, or from the Measurement Date that is closest to the date the officer becomes a Covered Person, to reach the required Ownership Threshold (the “Transition Period”).

On each Measurement Date during the Transition Period, each Covered Person must hold Eligible Equity with an Equity Value that is equal to or greater than the Transition Value calculated as a percentage of the Covered Person’s Ownership Threshold as set forth in the table below:

Applicable Measurement Date during Transition Period	Transition Value (% of the Ownership Threshold)	Retention Ratio if Transition Value not met
End of First Year	60%	25%
End of Second Year	70%	50%
End of Third Year	80%	75%
End of Fourth Year	90%	100%
End of Fifth Year	100%	100%

If the Transition Value is not met on the applicable Measurement Date, the Covered Person will be subject to the Retention Ratio set forth in the table above until the next Measurement Date. While subject to the Retention Ratio, the Covered Person must retain (i) all common shares owned on such Measurement Date, (ii) the common shares received under restricted shares, restricted share units and performance restricted share units that will vest before the immediately following Measurement Date (excluding common shares sold for tax withholding obligations and associated broker fees due as a result of such vesting) multiplied by the Retention Ratio set forth in the table above and (iii) any common shares acquired as a result of the exercise of vested stock options (excluding common shares sold for tax withholding obligations and associated broker fees due as a result of such exercise) multiplied by the Retention Ratio set forth in the table above.

All Rule 10b5-1 Plans entered into by a Covered Person during the Transition Period shall be subject to the Retention Ratio as applicable. Each Covered Person will be notified by the Compensation and Leadership Committee or its delegate as soon as practicable after each Measurement Date of their Equity Value and any Retention Ratio or other restrictions applicable under these Ownership Guidelines.

Administration

The Compensation and Leadership Committee will evaluate Equity Values under these Ownership Guidelines on a periodic basis. In circumstances where these Ownership Guidelines place a severe hardship on a Covered Person as determined in the sole discretion of the Compensation and Leadership Committee, the Compensation and Leadership Committee, may, in their sole discretion, extend the Transition Period for any Covered Person (other than the Chief Executive Officer).

Failure to comply with these Ownership Guidelines can result in disciplinary action. If a previously compliant Covered Person becomes non-compliant for any reason on a Measurement Date, they will be prohibited from making any dispositions and subject to a Retention Ratio of 100% until they again achieve the required Ownership Threshold on a subsequent Measurement Date.